Exhibit 10.8

EXECUTION VERSION

$70,000,000

SECOND LIEN CREDIT AGREEMENT

among

AMEDISYS, INC.

and

AMEDISYS HOLDING, L.L.C.,

as Borrowers,

THE LENDERS PARTY HERETO,

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent

Dated as of July 28, 2014

* * *

KKR CAPITAL MARKETS LLC,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	27
1.3	Accounting Terms; GAAP	27

ARTICLE 2: AMOUNT AND TERMS OF COMMITMENTS		28

2.1	Term Commitments	28
2.2	Procedure for Initial Term Loan Borrowing	28
2.3	Repayment of Term Loans	29
2.4	[Reserved]	29
2.5	[Reserved]	29
2.6	[Reserved]	29
2.7	[Reserved]	29
2.8	Certain Fees	29
2.9	[Reserved]	29
2.10	Optional Prepayments	29
2.11	Mandatory Prepayments	29
2.12	Conversion and Continuation Options	30
2.13	Limitations on Eurodollar Tranches	31
2.14	Interest Rates and Payment Dates	31
2.15	Computation of Interest and Fees	31
2.16	Inability to Determine Interest Rate	32
2.17	Pro Rata Treatment and Payments	32
2.18	Increased Costs	34
2.19	Taxes	35
2.20	Indemnity	39
2.21	Designation of a Different Lending Office	39
2.22	Replacement of Lenders	39
2.23	[Reserved]	40
2.24	Joint and Several Liability	40
2.25	[Reserved]	41
2.26	Defaulting Lenders	41

ARTICLE 3: [RESERVED]		42

ARTICLE 4: REPRESENTATIONS AND WARRANTIES		42

4.1	Financial Condition	42
4.2	No Change	42
4.3	Existence; Compliance with Law	42
4.4	Power; Authorization; Enforceable Obligations	42
4.5	No Legal Bar	43
4.6	Adverse Proceedings	43

i

4.7	No Default	43
4.8	Ownership of Property; Liens	43
4.9	Intellectual Property	44
4.10	Taxes	44
4.11	Federal Regulations	44
4.12	Labor Matters	44
4.13	ERISA	44
4.14	Investment Company Act; Other Regulations	45
4.15	Subsidiaries	45
4.16	Reserved	45
4.17	Environmental Matters	45
4.18	Accuracy of Information, Etc	46
4.19	Solvency	46
4.20	Employee Benefit Plans	46
4.21	Compliance with Health Care Laws	47
4.22	Projections	49
4.23	USA PATRIOT Act	49
4.24	Embargoed Person	50
4.25	Delivery of First Lien Loan Documents	50

ARTICLE 5: CONDITIONS PRECEDENT		51

5.1	Conditions to Extension of Credit	51

ARTICLE 6: AFFIRMATIVE COVENANTS		53

6.1	Financial Statements	53
6.2	Certificates; Other Information	54
6.3	Payment of Obligations	56
6.4	Maintenance of Existence; Compliance	56
6.5	Maintenance of Property; Insurance	57
6.6	Inspection of Property; Books and Records; Discussions	57
6.7	Notices	57
6.8	Environmental Laws	58
6.9	Further Assurances	58
6.10	Guarantors; New Subsidiaries	58
6.11	Compliance Program	59
6.12	Condition of Participation in Third Party Payor Programs	59
6.13	Payment of Taxes and Claims	59
6.14	[Reserved]	60
6.15	[Post-Closing Obligations]	60
6.16	Use of Proceeds	60

ARTICLE 7: NEGATIVE COVENANTS		60

7.1	Financial Condition Covenants	60
7.2	Indebtedness	62

7.3	Liens	63
7.4	Fundamental Changes; Disposition of Assets; Acquisitions	65
7.5	Clauses Restricting Subsidiary Distributions	66
7.6	Restricted Payments	67
7.7	Investments	67
7.8	Transactions with Affiliates	68
7.9	Sales and Leasebacks	68
7.10	Swap Agreements	68
7.11	Changes in Fiscal Periods	68
7.12	Negative Pledge Clauses	69
7.13	Lines of Business	69
7.14	No Foreign Subsidiaries or Certain Other Subsidiaries	69
7.15	Specified Entities	69
7.16	Covenant Regarding First Lien Collateral	69

ARTICLE 8: EVENTS OF DEFAULT		70

ARTICLE 9: THE AGENT		72

9.1	Appointment	72
9.2	Delegation of Duties	73
9.3	Exculpatory Provisions	73
9.4	Reliance by Administrative Agent	73
9.5	Notice of Default	74
9.6	Non-Reliance on Agent and Other Lenders	74
9.7	Agent in Its Individual Capacity	74
9.8	Successor Administrative Agent	74
9.9	Agreement Regarding Collateral	75

ARTICLE 10: MISCELLANEOUS		75

10.1	Amendments and Waivers	75
10.2	Notices	76
10.3	No Waiver; Cumulative Remedies	78
10.4	Survival of Representations and Warranties	78
10.5	Expenses; Indemnification; Damage Waiver	78
10.6	Successors and Assigns; Participations and Assignments	80
10.7	Adjustments; Setoff	83
10.8	Counterparts	84
10.9	Severability	84
10.10	Integration	84
10.11	GOVERNING LAW	84
10.12	Submission To Jurisdiction Waivers	84
10.13	Acknowledgments	85
10.14	Releases of Guarantees and Liens	85
10.15	Interest Rate Limitation	86
10.16	Confidentiality	86

10.17	WAIVERS OF JURY TRIAL	87
10.18	USA Patriot Act Notice	87
10.19	Intercreditor Agreement	87

SCHEDULES:
Schedule 1.1	Commitments
Schedule 4.4	Consents, Authorizations, Filings and Notices
Schedule 4.15	Subsidiaries and Capital Stock
Schedule 4.21	Health Care Laws
Schedule 7.2	Existing Indebtedness
Schedule 7.3	Existing Liens
Schedule 7.4	Pending Asset Sales
Schedule 7.7	Investments
Schedule 7.8	Transactions with Affiliates

EXHIBITS:
Exhibit A	Form of Guaranty Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Continuation/Conversion Notice
Exhibit F	Insurance Requirements
Exhibit G-1	Form of Notice of Optional Prepayment
Exhibit G-2	Form of Notice of Mandatory Prepayment
Exhibit H-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S.
Federal Income Tax Purposes)
Exhibit H-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for
U.S. Federal Income Tax Purposes)
Exhibit H-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S.
Federal Income Tax Purposes)
Exhibit H-4	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S.
Federal Income Tax Purposes)
Exhibit I	Form of Joinder Agreement

SECOND LIEN CREDIT AGREEMENT

THIS SECOND LIEN CREDIT AGREEMENT, dated as of July 28, 2014, is among AMEDISYS HOLDING, L.L.C. (“Co-Borrower”), AMEDISYS, INC. (the “Lead Borrower”, together with the Co-Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1:

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Eurodollar Rate for an interest period of one month on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1% and (d) 2%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate respectively.

“ABR Loan”: a Loan bearing interest at a rate determined by reference to the ABR.

“Administrative Agent”: Cortland Capital Market Services LLC, together with its successors and assigns, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Adverse Proceeding”: any action, suit, proceeding (whether administrative, judicial or otherwise), prosecution, governmental investigation, audit or arbitration (whether or not purportedly on behalf of the Borrowers or any of their Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) that is pending or, to the knowledge of the Borrowers or any of their Subsidiaries, threatened against or affecting the Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agent”: the Administrative Agent.

“Agent Fee Letter” means the letter agreement dated as of the Closing Date, among the Borrowers and Administrative Agent, as amended, restated, or replaced from time to time.

“Agent’s Account” means the account specified from time to time by Administrative Agent as the Agent’s Account.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Second Lien Credit Agreement, dated as of July 28, 2014, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margin”: for any day, 7.50% per annum with respect to Eurodollar Loans and 6.50% per annum with respect to ABR Loans.

“Approved Fund”: as defined in Section 10.6(b).

“Arranger”: KKR Capital Markets LLC.

“Assessments”: as defined in Section 4.21(g).

“Asset Sale”: any sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other Disposition to, or any exchange of property with, any Person (other than the Borrowers or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrowers’ or any of their Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, without limitation, the Capital Stock of any of the Borrowers’ Subsidiaries, other than inventory sold or leased in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit C or such other form as may be acceptable to the Administrative Agent.

“Bankruptcy Code”: 11 U.S.C. Title 11, as now and hereafter in effect, or any successor statute.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (b) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor,

(c) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (d) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such a Person.

“Borrowers”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrowers as a date on which the Borrowers request the relevant Lenders to make Loans hereunder.

“Business Day”: any day of the year on which commercial banks in New York City are not authorized or required by law to close, and, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations”: as to any Person, the amount of the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations, in conformity with GAAP, are required to be classified and accounted for as capital leases on a balance sheet of such Person.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to Securities issued or fully guaranteed or insured by the United States government; (e) Securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the Securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (f) Securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: at any time, (a) any Person or “group”(within the meaning of Rules 13d-3 and 1 3d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Lead Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Lead Borrower, or (b) the majority of the seats (other than vacant seats) on the Board of Directors of the Lead Borrower cease to be occupied by Persons who are Continuing Directors.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is the date of this Agreement.

“Co-Borrower”: as set forth in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: refers to all of the property described in the Security and Pledge Agreement serving as security for the Obligations.

“Commitment”: as to any Lender, the Term Commitment of such Lender.

“Commodity Exchange Act”: means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes either Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June, 2014.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”: for any period, an amount determined on a consolidated basis for the Lead Borrower equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for Taxes based on income, (iv) total depreciation expense, (v) total amortization expense and (vi) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (b) other non-cash items increasing Consolidated Net Income for such period (excluding (x) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items to the extent that such accrual or reversal was created in such period and (y) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period). Consolidated Adjusted EBITDA shall be adjusted to add back to Consolidated Net Income, to the extent deducted therefrom, (a) any one-time expenses relating to restructuring (not to exceed $10,000,000 in the aggregate during any trailing four-Fiscal Quarter period) and discontinued operations and any payments in respect of either of the foregoing, in each case, that are approved by the First Lien Administrative Agent and (b) reserves set aside in anticipation of the settlement agreement with respect to the U.S. Department of Justice Civil Investigative Demand Pursuant to False Claims Act and Stark Law Matters, as disclosed to the Arranger in writing by the Borrowers prior to the Closing Date, together with associated fees and expenses, in a maximum aggregate amount not to exceed $175,000,000.

“Consolidated Adjusted EBITDAR”: with reference to any period, Consolidated Adjusted EBITDA for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, Consolidated Rent, for the Lead Borrower.

“Consolidated Capital Expenditures”: for any period, the aggregate of all expenditures of the Lead Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Lead Borrower and its Subsidiaries.

“Consolidated Cash Interest Expense”: for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash for such period. For purposes hereof, Consolidated Cash Interest Expense shall not include amounts accrued as interest prior to the execution of the settlement agreement with respect to the U.S. Department of Justice Civil Investigative Demand Pursuant to False Claims Act and Stark Law Matters, as disclosed in writing by the Borrowers to the Arranger prior to the Closing Date, such amounts not to exceed $1,700,000 in the aggregate.

“Consolidated Interest Expense”: for any period, total interest expense (including that portion attributable to Capital Lease Obligations and capitalized interest) of the Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Specified Swap Agreements, but excluding, however, debt issuance costs, debt discount or premium and other financing fees and expenses paid or accrued on or before the Closing Date.

“Consolidated Net Income”: for any period, (a) the net income (or loss) of the Lead Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (b) (i) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries, (ii) the income of any Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iii) any after-tax gains or losses attributable to a Material Asset Sale or returned surplus assets of any Pension Plan, (iv) the income of any Subsidiary that is not a Wholly-Owned Subsidiary except to the extent such income is distributed in cash to a Borrower or a Guarantor, (v) (to the extent not included in clauses (i) through (iii) above) any net extraordinary non-cash gains or net extraordinary non-cash losses and (vi) income from discontinued operations.

“Consolidated Rent”: for any period, the dollar amount of rent expensed for the use of improved and unimproved real property on the financial statements of the Lead Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Total Debt”: as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Lead Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount).

“Continuing Directors”: the members of the Board of Directors of the Lead Borrower on the Closing Date and any future member of the Board of Directors of the Lead Borrower if such future director’s appointment or nomination for election to the Board of Directors of the Lead Borrower is made or recommended, as the case may be, by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any Securities issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate”: has the meaning assigned to it in Section 4.23.

“Conversion”, “Convert” and “Converted” each refer to a conversion of a Loan of one Type into Loans of the other Type pursuant to Section 2.12.

“Conversion/Continuation Notice”: means a notice in the form of Exhibit E hereto.

“Corporate Headquarters”: that parcel of real property located at 5959 South Sherwood Boulevard, Baton Rouge, Louisiana, together with all improvements now or hereafter constructed thereon comprising the principal executive offices of the Lead Borrower and its Subsidiaries.

“Debtor Relief Law”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Article 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.26, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit

Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Effective Yield”: as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Borrower and, except as otherwise set forth in this definition, consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including (a) upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to the applicable lenders providing such Indebtedness and (b) the payment of fees in consideration for any amendment, consent, waiver or forbearance (to the extent not in excess of generally prevailing market rates at such time for transactions under similar circumstances) (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof), but excluding any arrangement, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “base rate floor,” (x) to the extent that the LIBOR rate or base rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (y) to the extent that the LIBOR rate or base rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Embargoed Person” has the meaning assigned to it in Section 4.24.

“Employee Benefit Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim”: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws”: any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrowers or any of their Subsidiaries or any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or used by the Borrowers or any of their Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”: as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrowers or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrowers or such Subsidiary and with respect to liabilities arising after such period for which the Borrowers or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event”: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrowers or any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrowers any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in Reorganization or Insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 40l(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent or a major bank selected by the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where its or such bank’s Eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding anything herein, the Eurodollar Base Rate shall not at any time be less than 1% per annum.

“Eurodollar Loans”: Loans, the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Article 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in Section 4.24.

“Existing Facility Amendment” means the Fourth Amendment to First Lien Credit Agreement, dated as of the date hereof.

“Facility”: the Term Commitments and the Term Loan made hereunder (the “Term Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Lien Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the First Lien Credit Agreement as in effect on the date hereof.

“First Lien Commitment” means “Commitment” as defined in the First Lien Credit Agreement as in effect on the date hereof.

“First Lien Credit Agreement”: that certain first lien credit agreement dated as of October 26, 2012 (as amended on September 4, 2013, November 11, 2013 and April 17, 2014 and by the Existing Facility Amendment) among the Borrowers, the First Lien Administrative Agent, the lenders from time to time party thereto and the other parties thereto, and any analogous agreement governing any Permitted Refinancing thereof.

“First Lien L/C Obligations”: means “L/C Obligations” as defined in the First Lien Credit Agreement as in effect on the date hereof.

“First Lien Leverage Ratio”: the ratio as of the last day of any Fiscal Quarter of (a) the sum of (i) Consolidated Total Debt as of such day plus (ii) the then outstanding aggregate amount owing by the Borrowers and their Subsidiaries pursuant to contractual settlement agreements, binding arbitration awards and judicial or administrative judgments or awards, plus, without duplication, the aggregate amount of reserves set aside in anticipation thereof, minus (iii) the outstanding Indebtedness and other obligations of the Borrowers and their Subsidiaries evidenced by the Loan Documents (including any refinancing thereof that is secured by the Collateral on a junior lien basis with respect to the First Lien Obligations), as of the such day, minus (iv) unsecured Indebtedness as of such day, to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“First Lien Loan”: means “Loan” as defined in the First Lien Credit Agreement as in effect on the date hereof.

“First Lien Loan Documents”: the “Loan Documents”, as such term is defined in the First Lien Credit Agreement.

“First Lien Obligations”: means “Obligations” as defined in the First Lien Credit Agreement as in effect on the date hereof (or any analogous agreement governing any Permitted Refinancing thereof).

“Fiscal Quarter”: a fiscal quarter of any Fiscal Year.

“Fiscal Year”: the fiscal year of the Lead Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio”: the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDAR minus Consolidated Capital Expenditures minus Taxes based on income that are paid in cash, all for the four-Fiscal Quarter period then ending, to (ii) scheduled payments of principal on Indebtedness of Borrower and its Subsidiaries (other than such payments in respect of the Senior Notes) plus Consolidated Cash Interest Expense plus Consolidated Rent, all for such four-Fiscal Quarter period.

“Foreign Assets Control Regulations”: has the meaning assigned to it in Section 4.24.

“Foreign Lender”: (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a U.S. Person.

“Fraudulent Transfer Laws”: as defined in Section 2.24(a).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.

“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization”: any permit, license, certificate of need, approval, agreement, provider number, registration, certificate, filing, consent, authorization, plan, directive, consent order, consent decree or other permission (including any supplements or amendments thereto) of or from any Governmental Authority.

“Governmental Third Party Payor”: as defined in Section 4.21(c).

“Governmental Third Party Payor Programs”: as defined in Section 4.21(c).

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Subsidiaries of the Lead Borrower that are required to execute the Guaranty Agreement.

“Guaranty Agreement”: each Second Lien Guaranty Agreement executed and delivered by each Guarantor, substantially in the form of Exhibit A.

“Hazardous Materials”: any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility or to the indoor or outdoor environment.

“Hazardous Materials Activity”: any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws”: (a) any and all federal and state fraud and abuse laws, including without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the Civil False Claims Act (31 U.S.C. §S 3729 et seq.), the Administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalty Laws (42 U.S.C. § 1320a-7a), the regulations promulgated pursuant to such statute and any comparable state laws, (b) HIPAA, (c) Medicare, (d) Medicaid and (e) any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance which regulates patient or program charges, billing and collections, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care or reimbursement therefor.

“HIPAA”: the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.

“HIPAA Compliance Plan”: as defined in Section 4.21(g).

“HIPAA Compliant”: to the extent applicable, each of the Lead Borrower, Co-Borrower and their Subsidiaries (a) is in material compliance with any and all of the applicable requirements of HIPAA and (b) is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that would reasonably be expected to cause a Material Adverse Effect in connection with any violation by the Borrowers or any of their Subsidiaries of then effective requirements of HIPAA.

“Immaterial Subsidiaries”: one or more Subsidiaries that are not Wholly-Owned Subsidiaries to which 3% or less of Consolidated Adjusted EBITDA in the aggregate is attributable.

“Indebtedness”: as applied to any Person, means, without duplication, (a) all Indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Specified Swap Agreement, whether entered into for hedging or speculative purposes. Notwithstanding the foregoing, “Indebtedness” shall specifically exclude guaranties and indemnities provided by the Borrowers or any of their respective Subsidiaries in connection with Asset Sales permitted hereunder to the extent that the liability of the Borrowers or any of their respective Subsidiaries under any such guaranty or indemnification is expressly limited to an amount that does not exceed the consideration received for such Asset Sale multiplied by two; provided, however, that any such guaranty or indemnification provided as to matters of fraud, intentional misrepresentation or similar misconduct shall be excluded from the term “Indebtedness” regardless of whether there is any such limitation on the amount.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers or any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5(b).

“Initial Term Loan”: as defined in Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Intercreditor Agreement”: that certain Intercreditor Agreement dated as of the date hereof, among the Borrowers, the Administrative Agent, and the First Lien Administrative Agent (as such agreement is amended, supplemented, amended and restated or otherwise modified in accordance with the terms thereof).

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December (or, if an Event of Default is in existence, the last Business Day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day (or if such day is not a Business Day, the immediately preceding Business Day) that is three months, or a whole multiple thereof, after the first day of such Interest Period and on the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, twelve) months thereafter, as selected by the Borrower in its Notice of Borrowing (in the form of Exhibit D) or Conversion/Continuation Notice (in the form of Exhibit E), as the case may be; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrowers may not select an Interest Period that would extend beyond the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: (a) any direct or indirect purchase or other acquisition by the Borrowers, or any of their Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrowers from any Person (other than the Borrowers or any Guarantor), of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrowers or any of their Subsidiaries to any other Person (other than the Borrowers or any Guarantor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joinder Agreement”: the Joinder to the Security and Pledge Agreement substantially in the form of Exhibit I.

“Lead Borrower”: as defined in the preamble hereto.

“Legacy Costs”: one-time expenses for the costs of lease or other contract terminations and other similar costs of the type described in Emerging Issues Task Force Issue 95-3, “Recognition of Liabilities in connection with a Purchase Business Combination”.

“Lenders”: as defined in the preamble hereto.

“Lien”: (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities, other than any such rights with respect to the Securities of Persons owned by the Borrowers as a result of Investments made in accordance with Section 7.7(j) and any purchase option, call or rights similar thereto with respect to the Securities of such Persons.

“Liquidity”: at any time, the sum of the aggregate Available Revolving Commitments (as defined in the First Lien Credit Agreement) plus unrestricted cash and Cash Equivalents of the Borrowers minus the aggregate amount of payments due pursuant to contractual settlement agreements, binding arbitration awards and judicial or administrative judgments or awards within twelve (12) months after the date of determination.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Agent Fee Letter, the Notes, if any, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: a Group Member that is a party to a Loan Document.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Loan Parties in excess of $20,000,000.

“Material Adverse Effect”: any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole (provided that the investigation of any Governmental Authority with respect to the U.S. Department of Justice Civil Investigative Demand Pursuant to False

Claims Act and Stark Law Matters, as disclosed to the Arranger in writing by the Borrowers prior to the Closing Date, and any related settlement agreements and payments in respect thereof in an aggregate amount not to exceed $175,000,000 shall not be deemed a material adverse effect hereunder), (b) the ability of the Loan Parties to fully and timely perform their obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents against the Loan Parties or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and the Lenders thereunder.

“Material Asset Sale”: any Asset Sale, other than in connection with a Permitted Acquisition, involving the disposition of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (b) yields gross proceeds to the Borrowers and their Subsidiaries in excess of $5,000,000.

“Maturity Date”: the sixth anniversary of the Closing Date.

“Maximum Rate”: as defined in Section 10.15.

“Medicaid”: collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare”: collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s”: Moody’s Investors Services, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Nationally Recognized Accounting Firm”: any of Ernst & Young LLP, PriceWaterhouseCoopers LLP, Deloitte & Touche LLP or KPMG LLP or other independent certified public accountants of nationally recognized standing reasonably approved by the Administrative Agent.

“Net Cash Proceeds”: in connection with any Asset Sale or any Recovery Event, the proceeds thereof in excess of $2,500,000 in any Fiscal Year that are in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Revenues”: for any Person, the gross revenues of such Person, net of estimated revenue and contractual adjustments in accordance with such Person’s revenue recognition policies and in accordance with GAAP.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: a notice substantially in the form of Exhibit D.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or any Indemnitee), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“OFAC”: Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax

(other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Employer Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: any acquisition by the Borrowers or any of their Wholly-Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or of 50% or more of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (a) immediately prior to, and after giving pro forma effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom; (b) the Borrowers and their Subsidiaries shall have delivered to the Administrative Agent at least five Business Days prior to such proposed acquisition, a certificate evidencing compliance with Sections 7.1(a) and (b) on a pro forma basis after giving effect to such acquisition, (c) such acquisition and all transactions related thereto (i) shall be consummated in accordance with all material applicable laws and (ii) shall not be preceded by, or effected pursuant to, a hostile takeover offer and (d) after giving effect thereto, the Loan Parties and their Subsidiaries shall be in compliance with Section 7.13.

“Permitted Refinancing”: with respect to any Indebtedness, any refinancing, refunding, renewal or replacement of such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, refunded, renewed or replaced, plus additional borrowings, the amount in this clause (a) not to exceed $265,000,000 in the aggregate; (b) such refinancing, refunding, renewal or replacement has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness so refinanced, refunded, renewed or replaced; (c) such refinancing, refunding, renewal or replacement is subject to the terms and provisions of the Intercreditor Agreement; (d) other than with respect to pricing, interest rates and fees, the terms and conditions of any such refinanced, refunded, renewed or replaced Indebtedness are not more restrictive on the Loan Parties in any material respect than those set forth in the Agreement and the other Loan Documents and not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness so refinanced, refunded, renewed or replaced; (e) such refinancing, refunding, renewal or replacement is incurred by Persons who are the obligors under the Indebtedness so refinanced, refunded, renewed or replaced; and (f) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”: at a particular time, any Employee Benefit Plan that is covered by ERISA and in respect of which the Borrowers or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum published in The Wall Street Journal from time to time as the “Prime Rate.” Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. If The Wall Street Journal ceases to publish the “Prime Rate” or the Prime Rate becomes unavailable for any temporary period in The Wall Street Journal (other than days when the newspaper is not published), the Administrative Agent may use the Prime Rate as published in The New York Times, and if such “Prime Rates” cease to be a commonly published index or are limited, regulated or administered by a governmental or quasi-governmental body, then the Administrative Agent shall be required to select a comparable interest rate index.

“Privacy and Security Rules”: as defined in Section 4.21.

“Private Third Party Payor”: as defined in Section 4.21.

“Private Third Party Payor Programs”: as defined in Section 4.21.

“Prohibited Person”: any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or supports “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).

“Projections”: as defined in Section 4.22.

“Recipient”: (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 10.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the First Lien Loans or the Term Loan pursuant to Section 2.11(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrowers have delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrowers (directly or indirectly through a Subsidiary) intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in their businesses.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrowers’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring nine months after such Reinvestment Event and (b) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrowers’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Party”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. §4043.

“Required Lenders”: at any time, the holders of more than 80% of the aggregate unpaid principal amount of the Term Loan then outstanding. The aggregate unpaid principal amount of any Defaulting Lender’s Term Loan shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or senior vice president-finance of the Lead Borrower, but in any event, with respect to financial matters, the chief financial officer or the senior vice president-finance of the Lead Borrower.

“Restricted Payments”: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Leverage Ratio”: the ratio as of the last day of any Fiscal Quarter of (a) the sum of (i) Consolidated Total Debt as of such day plus (ii) the then outstanding aggregate amount owing by the Borrowers and their Subsidiaries pursuant to contractual settlement agreements, binding arbitration awards and judicial or administrative judgments or awards, plus, without duplication, the aggregate amount of reserves set aside in anticipation thereof, minus (iii) unsecured Indebtedness as of such day, to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Securities”: any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security and Pledge Agreement”: the Second Lien Security and Pledge Agreement dated as of the date hereof, executed by the Borrowers and each Guarantor in favor of the Administrative Agent.

“Security Documents”: the collective reference to the Guaranty Agreement and Security and Pledge Agreement.

“Senior Notes”: has the meaning assigned to such term in the First Lien Credit Agreement (as in effect on the date hereof).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Entities”: collectively, Heart of the Rockies Home Health, LLC, Wentworth Home Care and Hospice, LLC, Marietta Home Health and Hospice, LLC, Tri Cities Home Health, LLC, Amedisys Valley Texas, L.L.C., Portneuf Home Health Care, LLC and Saint Alphonsus Home Health and Hospice, LLC.

“Specified Swap Agreement”: has the meaning assigned to such term in the First Lien Credit Agreement (as in effect on the date hereof).

“Subject Transaction”: as defined in Section 7.1(a).

“Subsidiary”: as to any Person (the “parent”) at any date, any corporation, partnership, limited liability company or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, are of such date, owned, controlled or held (whether directly or indirectly).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or any of their Subsidiaries shall be a “Swap Agreement”.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1. The original aggregate amount of the Term Commitments is $70,000,000.

“Term Lenders”: the Lenders of the Term Loans.

“Term Loans”: the Initial Term Loan and “Term Loan” refers to any of such Term Loans.

“Term Percentage”: as to any Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Total Leverage Ratio”: the ratio as of the last day of any Fiscal Quarter of (a) the sum of (i) Consolidated Total Debt as of such day plus (ii) the then outstanding aggregate amount owing by the Borrowers and their Subsidiaries pursuant to contractual settlement agreements, binding arbitration awards and judicial or administrative judgments or awards, plus, without duplication, the aggregate amount of reserves set aside in anticipation thereof, to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Trading With the Enemy Act”: has the meaning assigned to it in Section 4.24.

“Transactions Rule”: as defined in Section 4.21.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: has the meaning assigned to such term in Section 2.19(g)(ii)(B)(3).

“USA Patriot Act”: as defined in Section 10.18.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Wholly-Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Borrowers.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent”: any Loan Party and the Administrative Agent, as applicable.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, Securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purpose of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 842) issued May 16, 2013, or any successor proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner, as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE 2:

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (the “Initial Term Loan”) to the Borrowers on the Closing Date in an amount equal to such Lender’s Term Commitment as of the Closing Date. The Initial Term Loan may from time to time consist of Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Initial Term Loan Borrowing. The Borrowers shall give the Administrative Agent irrevocable written notice in the form of a Notice of Borrowing in substantially the form of Exhibit D (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days (or in the case of the initial Borrowing hereunder, such shorter period of time as the Administrative Agent shall agree) prior to the anticipated Closing Date, in the case of Eurodollar Loans, or (b) one Business Day (or or in the case of the initial Borrowing hereunder, such shorter period of time as the Administrative Agent shall agree) prior to the anticipated Closing Date, in the case of ABR Loans), requesting that the Term Lenders make the Initial Term Loan on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent in the Agent’s Account an amount in immediately available funds equal to the Initial Term Loan to be made by such Lender. The Administrative Agent shall disburse, on behalf of the Borrowers in accordance with the instructions set forth in the initial Notice of Borrowing, the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3 Repayment of Term Loans. Each Borrower hereby unconditionally promises to pay, on the Maturity Date, to the Administrative Agent for the ratable account of the Term Lenders the then unpaid principal amount of the Term Loans on such Maturity Date.

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Certain Fees The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Agent Fee Letter and any other fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 [Reserved].

2.10 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable written notice in substantially the form of Exhibit G-1 hereto delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if any applicable Borrower makes a voluntary prepayment of any Loans pursuant to this Section on or prior to the two year anniversary of the Closing Date, the applicable Borrower(s) shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to (x) on or prior to the one year anniversary of the Closing Date, 2.00% of the principal amount of Term Loans prepaid or repaid and (y) after the one year anniversary of the Closing Date but on or prior to the two year anniversary of the Closing Date, 1.00% of the principal amount of Term Loans prepaid or repaid; provided, further, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.20(c). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Prepayments of the Term Loans made pursuant to this Section 2.10 shall be applied in accordance with Section 2.17(b).

2.11 Mandatory Prepayments.

(a) Subject to the prior application of such amounts as required under the First Lien Credit Agreement, if on any date any Group Member shall receive Net Cash Proceeds from any

Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrowers shall deliver to Administrative Agent a notice of mandatory prepayment in substantially the form of Exhibit G-2 hereto (which notice shall specify the date and amount of the Net Cash Proceeds received by such Group Member, the amount, if any, which is subject to prior application under the First Lien Credit Agreement, and the amount which is to be applied to the Loans hereunder) and such Net Cash Proceeds shall be applied on the date such notice is delivered toward the prepayment of the Loans as set forth in Section 2.11(b); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any Fiscal Year and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.11(b).

(b) Amounts to be applied in connection with prepayments made pursuant to Section 2.11(a) shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12 Conversion and Continuation Options.

(a) The Borrowers may elect from time to time to Convert Eurodollar Loans to ABR Loans by giving the Administrative Agent a Conversion/Continuation Notice (which notice, when given, shall be irrevocable) no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed Conversion date, provided that any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to Convert ABR Loans to Eurodollar Loans by giving the Administrative Agent a Conversion/Continuation Notice (which notice, when given, shall be irrevocable) no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed Conversion date (which notice shall specify, among other things, the length of the initial Interest Period therefor), provided that no ABR Loan may be Converted into a Eurodollar Loan when: (i) any Event of Default has occurred and is continuing; and (ii) the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such Conversions. Upon receipt of any Conversion/Continuation Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. For the avoidance of doubt, any such conversions or continuations shall be in aggregate principal amounts of (i) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof and (ii) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then-current Interest Period with respect thereto by the Borrowers giving a Conversion/Continuation Notice (which notice, when given, shall be irrevocable) no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed continuation date (which shall be the last day of the then-current Interest Period), which notice shall specify, among other things, the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar

Loan may be continued as such when (i) any Event of Default has occurred and is continuing and (ii) the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically Converted to ABR Loans on the last day of the then-expiring Interest Period. Upon receipt of a Conversion/Continuation Notice pursuant to this provision 2.12(b), the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be in conformity with Section 2.12 and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall, as soon as practicable, notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the written request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent shall have received written notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

(c) then the Administrative Agent shall give telecopy, telephonic or electronic mail notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be Converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to Convert any ABR Loans to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made on a pro rata basis according to the respective Term Percentages of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts paid or prepaid on account of the Term Loans may not be reborrowed.

(c) [Reserved].

(d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, to the Agent’s Account, in Dollars and in immediately available funds. Any payment received by the Administrative Agent after 1:00 P.M., New York City time on a Business Day may be deemed received on the next succeeding Business Day. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in full, in like funds as received, net of any amounts owing by such Lender pursuant to Section 10.5. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrowers.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.18 Increased Costs.

(a) If any Change in Law shall:

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender, its holding company or other Recipient, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and the Administrative Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or other Recipient the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or other Recipient pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such other Recipient notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or other Recipient’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.19 Taxes.

(a) Defined Terms. For purposes of this Section 2.19, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers and any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrowers are each a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (and/or as applicable, W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (and/or as applicable, W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (and/or as applicable, W-8BEN-E); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (and/or as applicable, W-8BEN-E), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents (including, without limitation, a valid withholding statement) from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, Conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.21 or 2.22. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers (with a copy to the Administrative Agent) by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.18, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.22 Replacement of Lenders. If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights (other than its existing rights to payments made pursuant to Sections 2.18 and 2.19) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignee shall meet the requirements to be an assignee under Section 10.6(b)(ii) (subject to such consents, if any, as may be required under Section 10.6(b)(i)), (b) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(b)(ii)(B), (c) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and the other Loan Documents (including any amounts under Section 2.20) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), including, from the Borrowers, the fees set forth in Section 2.10 on the aggregate principal amount of Loans such Lender is required to assign as if such Loans had been voluntarily prepaid pursuant to such Section 2.10 on the date of assignment, (d) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter, (e) such assignment shall not conflict with applicable law, and (f) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.23 [Reserved].

2.24 Joint and Several Liability.

(a) All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive the benefit of the proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under the Guaranty Agreement executed by such parties.

(b) Until the Obligations shall have been paid in full in cash and all Commitments under the Loan Documents have been terminated, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other Guarantor. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any such other Guarantor, shall be junior and subordinate to any rights the Administrative Agent may have against the other Borrower, any such collateral or security, and any such other Guarantor.

(c) Co-Borrower hereby appoints Lead Borrower as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Co-Borrower agrees that any action taken by Lead Borrower as the agent, attorney-in-fact and representative of Co-Borrower shall be binding upon Co-Borrower to the same extent as if directly taken by Co-Borrower.

(d) All Loans shall be made to Lead Borrower as borrower unless a different allocation of the Loans as between Lead Borrower and Co-Borrower with respect to any borrowing hereunder is included in the applicable funding notice.

2.25 [Reserved].

2.26 Defaulting Lenders.

Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and the last sentence of Section 10.1.

(ii) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3:

[RESERVED]

ARTICLE 4:

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheets of the Group Members as at December 31, 2013 and December 31, 2012, and the related consolidated statements of income and of cash flows for each of the two Fiscal Years ended on December 31, 2013 and December 31, 2012, reported on by and accompanied by an unqualified report from a Nationally Recognized Accounting Firm and included in the Lead Borrower’s Annual Reports on Form 10-K for the Fiscal Years ended December 31, 2013 and December 31, 2012, present fairly the consolidated financial condition of the Group Members at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

4.2 No Change. Since December 31, 2013, there has been no development or event with respect to the Borrowers or their Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect. During the period from December 31, 2013 to and including the Closing Date there has been no Disposition by any Group Member of any material part of its business or property.

4.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law and all indentures, agreements and other instruments, except in the case of each of clauses (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder.

Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation, other than Liens in favor of the Administrative Agent as contemplated in this Agreement. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Adverse Proceedings. There are no Adverse Proceedings (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any of their Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws and Health Care Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member and its Subsidiaries own, or possess the right to use, all Intellectual Property that the Loan Parties consider reasonably necessary for the conduct of their respective businesses as currently conducted without any infringement upon the rights of any other Person that could have a Material Adverse Effect. To the knowledge of Borrowers, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Except as otherwise permitted under Section 6.13, all federal tax returns, and all other tax returns and reports of the Borrowers and their Subsidiaries required to be filed by any of them (excluding such other tax returns and reports with respect to which the failure to pay or file could not result in the loss, suspension, or impairment of any material Governmental Authorization, and otherwise could not reasonably be expected to have a Material Adverse Effect) have been timely filed (including extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrowers and their Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrowers know of no proposed tax assessment against the Borrowers or any of their Subsidiaries that is not being actively contested by the Borrowers or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers and/or their Subsidiaries, as the case may be; and as of the Closing Date no tax Lien has been filed, and to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of Regulation U or (b) for any purpose that violates the provisions of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrowers or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as set forth on Schedule 4.15, as of the Closing Date, there are no existing subscriptions, options, warrants, calls, rights, commitments or other agreements to which the Borrowers or any of their Subsidiaries are a party requiring, and there is no membership interest or other Capital Stock of any of the Subsidiaries of the Lead Borrower outstanding which upon conversion or exchange would require, the issuance by any of the Subsidiaries of the Lead Borrower of any additional membership interests or other Capital Stock of any of the Subsidiaries of the Lead Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of the Subsidiaries of the Lead Borrower. Schedule 4.15 correctly sets forth the name and jurisdiction of incorporation of each Subsidiary, as to each such Subsidiary, the ownership interest of the Lead Borrower and its Subsidiaries in its respective Subsidiaries as of the Closing Date. Each Subsidiary of the Lead Borrower that is a Guarantor as of the Closing Date is identified in Schedule 4.15.

4.16 Reserved.

4.17 Environmental Matters. There are no Adverse Proceedings regarding environmental matters or compliance with Environmental Laws that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Neither Borrowers nor any of their Subsidiaries nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are and, to each of the Borrowers’ and their Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against the Borrowers and their Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a

Material Adverse Effect. Neither Borrowers nor any of their Subsidiaries nor, to any Loan Party’s knowledge, any predecessor of Borrowers and their Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility in violation of any Environmental Law where such violation is reasonably expected to have a Material Adverse Effect. None of the Borrowers’ or any of their Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except in the ordinary course of its business in compliance with all Environmental Laws. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrowers and their Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

4.18 Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document or any other document, the Confidential Information Memorandum, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The Projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Lead Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. Borrowers have no knowledge of any matter or occurrence that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the Confidential Information Memorandum, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Solvency. Each Loan Party is, and after giving effect to the Loan Documents and to the incurrence of all Obligations being incurred in connection herewith on the Closing Date and on any date on which this representation and warranty is made, will be, Solvent.

4.20 Employee Benefit Plans. The Borrowers, each of their Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where such non-compliance or non-performance would not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit

Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status that would reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrowers, any of their Subsidiaries or any of their ERISA Affiliates except to the extent reflected on the consolidated financial statements of the Lead Borrower and its Subsidiaries and the notes thereto. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrowers, any of their Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrowers, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Borrowers, their Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 Compliance with Health Care Laws.

(a) The Borrowers and their Subsidiaries, when taken as a whole, are in compliance in all material respects with all material Health Care Laws applicable to it, its products and its properties or other assets or its business or operation. Each of Borrowers and their Subsidiaries, taken as a whole, has in effect all material Governmental Authorizations necessary for it to carry on its business and operations, as presently conducted. All such Governmental Authorizations are in full force and effect and there exists no default under, or violation of, any such Governmental Authorization and neither Borrower nor any of their Subsidiaries has received notice or has knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Governmental Authorization, in each case, except where the failure to be in full force and effect, and/or default, or violation or such notice would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.21, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished by the Borrowers and their Subsidiaries pursuant to any Health Care Law to any Governmental Authority have been so filed, obtained, maintained or furnished except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were or will be corrected in or supplemented by a subsequent filing).

(c) Each of the Borrowers and their Subsidiaries, to the extent that it is billing the related payor, has the requisite provider number or other Governmental Authorization to bill under Medicare, the respective Medicaid program in the state or states in which such entity operates, or Private Third Party Payor Programs (as defined below). There is no investigation, audit, claim review, or other action pending, or threatened to the knowledge of the Borrowers, which would result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Governmental Third Party Payor or Private Third Party Payor (as defined below) provider number or result in any of the Borrowers’ or any of their Subsidiaries’ exclusion from any Governmental Third Party Payor Program or Private Third Party Payor Program which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, a “Governmental Third Party Payor” means Medicare, Medicaid, TRICARE, state government insurers and any other person or entity which presently or in the future maintains Governmental Third Party Payor Programs. In addition, for purposes of this Agreement, “Governmental Third Party Payor Programs” means all governmental third party payor programs in which the Borrowers or any of their Subsidiaries participates (including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs). For purposes of this Agreement, a “Private Third Party Payor” means private insurers and any other person or entity which presently or in the future maintains Private Third Party Payor Programs. In addition, for purposes of this Agreement, “Private Third Party Payor Programs” means all non-governmental third party payor programs in which the Borrowers or any of their Subsidiaries participate (including, without limitation, managed care plans, or any other private insurance programs).

(d) Each of the Borrowers and their Subsidiaries (i) has received and maintains accreditation to the extent required by law in good standing and without limitation or impairment by all applicable accrediting organizations, including without limitation, the Accreditation Commission for Health Care, Inc. or other applicable nationally recognized accrediting agency, and (ii) if applicable, has cured all deficiencies or submitted or will submit a plan of correction to cure all deficiencies noted in its most recent accreditation survey reports, except in the case of clause (i) and (ii) where the failure to require, maintain, cure or submit would not reasonably be expected to have a Material Adverse Effect.

(e) There are no facts, circumstances or conditions that, to the knowledge of the Borrowers, would reasonably be expected to form the basis for any valid investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority relating to any of the Health Care Laws against or affecting the Borrowers and their Subsidiaries that would reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.21, neither Borrowers nor any of their Subsidiaries (i) is a party to a corporate integrity agreement, or (ii) has any reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with any Governmental Authority. Each of the Borrowers and their Subsidiaries, as applicable, has complied with the terms and conditions of any corporate integrity agreements, settlement agreements, plans of correction, or other remedial measures or demand of any Governmental Authority to which it is subject except where non-compliance would not be expected to have a Material Adverse Effect.

(f) Neither Borrower nor any of their Subsidiaries or their respective officers, directors, employees or agents is, has been, or has been threatened to be, (i) excluded from any Governmental Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, or (ii) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations, except where the same would not reasonably be expected to have a Material Adverse Effect.

(g) To the extent applicable to the Borrowers or any of their Subsidiaries, and for so long as (i) the Borrowers or any of their Subsidiaries are a “covered entity” as defined in 45 C.F.R. § 160.103, (ii) the Borrowers or any of their Subsidiaries are a “business associate” as defined in 45 C.F.R. § 160.103, (iii) the Borrowers or any of their Subsidiaries are subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (iv) the Borrowers or any of their Subsidiaries sponsor any “group health plans” as defined in 45 C.F.R. § 160.103, the Borrowers and their Subsidiaries have: (A) completed surveys, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of their businesses and operations subject to HIPAA and/or that would be materially and adversely affected by the failure of the Borrowers or any of their Subsidiaries, as the case may be, to the extent these Assessments are appropriate or required for the Borrowers or any of their Subsidiaries, as the case may be, to be HIPAA Compliant; (B) developed a plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”) and (C) implemented those provisions of its HIPAA Compliance Plan necessary for such Borrower and its Subsidiaries to be HIPAA Compliant except where non-compliance is not reasonably expected to have a Material Adverse Effect.

4.22 Projections. The projections of the Borrowers and their Subsidiaries on a consolidated basis for Fiscal Years 2014 through 2017 (the “Projections”) that are set forth in the Confidential Information Memorandum were, as of the date made, based on good faith estimates and assumptions made by the management of the Lead Borrower; provided that the Projections are not to be viewed as facts and actual results of the Borrowers and their Subsidiaries on a consolidated basis for the period or periods covered by the Projections may differ from such Projections and the differences may be material; provided further, management of the Lead Borrower believes that the Projections, as of the date made, were reasonable and attainable.

4.23 USA PATRIOT Act.

(a) Neither the Borrowers nor any of their Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Borrowers, their Subsidiaries and, to the knowledge of the Borrowers, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b) Neither the Borrowers nor any of their Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates: (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (iii) is a Prohibited Person; or (iv) is named, identified or described on any list of Persons with whom U.S. Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, disbarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

4.24 Embargoed Person.

(a) None of Borrowers’ assets constitutes property of, or is beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading With the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”);

(b) no Embargoed Person has any interest of any nature whatsoever in the Borrowers if the result of such interest would be that any Loan would be in violation of law;

(c) the Borrowers have not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and

(d) neither the Borrowers nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

(e) For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 4.24, the Borrowers shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial owner of any collective investment fund.

4.25 Delivery of First Lien Loan Documents. As of the Closing Date, the Lead Borrower has delivered to the Arranger (or its counsel) true and correct copies of the First Lien Loan Documents (including any amendments thereto).

ARTICLE 5:

CONDITIONS PRECEDENT

5.1 Conditions to Extension of Credit. The agreement of each Lender to make the extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Second Lien Credit Agreement and Related Documentation. The Arranger shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1, (ii) the Existing Facility Amendment, in form and substance reasonably acceptable to the Arranger, executed and delivered by the First Lien Administrative Agent, the Borrowers and the lenders party thereto, and substantially concurrently with the Closing Date all conditions to the effectiveness of such Existing Facility Amendment shall have been satisfied, (iii) the Guaranty Agreement and the Security and Pledge Agreement, each executed and delivered by the Borrowers and each Subsidiary party thereto, (iv) the Intercreditor Agreement, executed and delivered by the Borrowers, the Administrative Agent and the First Lien Administrative Agent, (v) the initial Notice of Borrowing in accordance with Section 2.2 and (vi) if requested by any Lender, a Note applicable to such Lender, executed and delivered by the Borrowers.

(b) Agent Fee Letter. The Administrative Agent shall have received (i) the Agent Fee Letter, executed and delivered by the Borrowers and (ii) copies of the documents referred to in Section 5.1(a) as requested by the Administrative Agent.

(c) Financial Statements. The Arranger and the Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Borrowers for the 2012 and 2013 Fiscal Years and (ii) satisfactory unaudited interim consolidated financial statements of the Borrowers for each Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(d) Projections. The Arranger shall have received the Projections.

(e) Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(f) Lien Searches. The Arranger shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are domiciled, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted or created by the Loan Documents or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g) Fees. The Lenders, the Arranger and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date, including a closing fee for the account of each Lender equal to 2.50% of the aggregate principal amount of Term Loans made by or on behalf of such Lender on the Closing Date. At the Arranger’s option, all such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date. Any fees received by the Arranger in connection with the transactions described under this Agreement shall be documented pursuant to a separate agreement.

(h) Good Standing Certificates; Organizational and Authority Documents. The Administrative Agent and Arranger shall have received (i) a certificate of good standing (or equivalent) for each Loan Party from its jurisdiction of organization and (ii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated hereby, the authority of any natural Person executing any of the Loan Documents on behalf of any Loan Party and any other legal matters relating to the Loan Parties, this Agreement or the transactions contemplated to occur on the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel (including a customary closing certificate certifying as to the satisfaction of conditions 5.1(e), (m) and (n)).

(i) Legal Opinions. The Arranger shall have received the executed legal opinions of (i) King & Spalding, Delaware and New York counsel to the Borrowers and their Subsidiaries, (ii) Kantrow Spaht Weaver & Blitzer (APLC), Louisiana counsel to the Borrowers and their Subsidiaries and (iii) in-house counsel to the Borrowers and their Subsidiaries, which opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Arranger may reasonably require.

(j) Insurance. The Arranger and the Administrative Agent shall have received insurance certificates indicating the coverages required by Exhibit F.

(k) Security Interest.

(i) The Arranger shall have received confirmation from the First Lien Administrative Agent that it has received: (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security and Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security and Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(ii) Each document (including any uniform commercial code financing statement) required by the Security Documents or under law or reasonably requested by the Arranger to be filed, registered or recorded in order to create in favor of the

Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l) Compliance. The Administrative Agent and Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by and that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the information required pursuant to Section 10.18.

(m) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than such Borrowing Date or issuance or renewal, in which case as of such specific date.

(n) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The borrowing by the Borrowers hereunder shall constitute a representation and warranty by the Borrowers on the date hereof that the conditions contained in this Section 5.1 have been satisfied.

ARTICLE 6:

AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Loan Documents, each of the Lead Borrower and the Co-Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Lead Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a Nationally Recognized Accounting Firm; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Lead Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Sections 6.1 and 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (a) the Borrowers post such documents, or provide a link thereto, on the Borrowers’ website on the Internet at www.amedisys.com, provided the Borrowers shall have given notice to the Administrative Agent of the availability of such documents on the Borrowers’ website or (b) such documents are delivered to the Administrative Agent. The Administrative Agent shall post such documents on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall deliver such documents in a form acceptable to the Administrative Agent; provided further that Borrowers shall be obligated to pay for all start-up and on-going maintenance costs associated with such Internet or intranet website. Except for the Compliance Certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to above or below, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), the relevant Lender):

(a) concurrently with the delivery of the financial information referred to in Section 6.1(a), a certificate from a Nationally Recognized Accounting Firm reporting on such financial statements stating that in the course of the regular audit of the business of the Lead Borrower and its Subsidiaries, which audit was conducted by such Nationally Recognized Accounting Firm in accordance with generally accepted auditing standards, such Nationally Recognized Accounting Firm has obtained no knowledge that a Default of a financial nature under Section 7.1, 7.2 or 7.7 has occurred and is continuing, or if, in the opinion of such Nationally Recognized Accounting Firm, a Default of a financial nature under Section 7.1, 7.2 or 7.7 has occurred and is continuing, a statement as to the nature thereof;

(b) concurrently with the delivery of any financial information pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Lead Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than January 31 of each Fiscal Year (or, if earlier, ten (10) Business Days after approval by the Board of Directors of the Lead Borrower), a detailed consolidated financial forecast for the following Fiscal Year (including a projected consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto);

(d) promptly after the effectiveness thereof, copies of any amendment, supplement, waiver or other modification with respect to the First Lien Loan Documents;

(e) (i) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (x) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (y) all notices received by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (z) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities;

(g) promptly upon any Responsible Officer obtaining knowledge of a tax event or liability not previously disclosed in writing by the Lead Borrower to Administrative Agent which would reasonably be expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable Lenders and their counsel to evaluate such matters;

(h) promptly upon the occurrence or receipt thereof or any Responsible Officer obtaining knowledge thereof, as the case may be:

(i) (A) any written recommendation from any Governmental Authority or other regulatory body to the Borrowers or any of their Subsidiaries regarding any Governmental Authorizations, Governmental Third Party Payor Program providers; (B) any written notice regarding any accreditations or supplier numbers that have been suspended, revoked, or limited in any way, or (C) notification of any penalties or sanctions imposed that, in the case of any of (A), (B) or (C), are material to the Borrowers and their Subsidiaries, taken as a whole;

(ii) notice of termination of eligibility to participate in any reimbursement program of any Governmental Third Party Payor Program that is material to the Borrowers and their Subsidiaries, taken as a whole;

(iii) the occurrence of any reportable event under any settlement agreement or corporate integrity agreement entered into by the Borrowers or any of their Subsidiaries with any Governmental Authority;

(iv) notice that an officer, manager or employee of the Borrowers or any of their Subsidiaries: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347 or 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the federal False Claims Act or a qui tam action; and

(v) copies of any report or communication from any Governmental Authority in connection with any inspection of any facility of the Borrowers or any of their Subsidiaries other than those which are routine and non-material to the Borrowers and their Subsidiaries taken as a whole; and

(i) promptly, such additional information with respect to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Lead Borrower and its Subsidiaries as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that a

Person’s Board of Directors has determined that the preservation thereof is no longer desirable in the conduct of the business of such Person and the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers (a) business interruption insurance and (b) casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all financial dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender at reasonable times to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly give written notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Lead Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), is reasonably expected to result in damages not otherwise covered by insurance in excess of $5,000,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable Lenders and their counsel to evaluate such matters;

(d) the following events, as soon as possible and in any event within 30 days after the Borrowers know or have reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any

Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has caused, either in any case or in the aggregate, or is reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with, and require other Persons occupying or operating and property of the Borrowers and their Subsidiaries, if any, to comply in all material respects with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and require other Persons occupying or operating and property of the Borrowers and their Subsidiaries, if any, to obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

6.10 Guarantors; New Subsidiaries.

(a) The Borrowers will at all times provide Guaranty Agreements from (i) their Wholly-Owned Subsidiaries such that for the most recently ended trailing four Fiscal Quarter period (A) the Consolidated Adjusted EBITDA that is attributable only to the Wholly-Owned Subsidiary Guarantors is not less than 95% of the Consolidated Adjusted EBITDA that is attributable to all of the Lead Borrower’s Wholly-Owned Subsidiaries and (B) the aggregate Net Revenues of the Wholly-Owned Subsidiary Guarantors (excluding any contribution to Net Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries) do not constitute less than 95% of the aggregate Net Revenues of all of the Wholly-Owned Subsidiaries of the Lead Borrower (excluding any contribution to Net Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries) and (ii) any other Subsidiary that is a guarantor of the First Lien

Obligations. In addition to the foregoing, the Borrowers will at all times provide Guaranty Agreements from their Subsidiaries such that for the most recently ended trailing four Fiscal Quarter period the Consolidated Adjusted EBITDA that is attributable only to the Guarantors is not less than 70% of Consolidated Adjusted EBITDA.

(b) Within thirty days after the Borrowers create or acquire a new Subsidiary that is required to be a Guarantor pursuant to paragraph (a) above, the Borrowers shall (i) cause such new Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Agreement, (ii) cause such new Subsidiary to grant a security interest in all Collateral owned by such new Subsidiary by executing and delivering to Administrative Agent a Joinder Agreement and to comply with the terms of the Security and Pledge Agreement, (iii) subject to the Intercreditor Agreement, deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such new Subsidiary and (iv) deliver such documents and certificates as are similar to those described in Section 5.1(h), together with such other documents relating to such new Subsidiary as the Administrative Agent shall reasonably request in order to comply with the requirements of this Section and of the Security and Pledge Agreement. With respect to each new Subsidiary, whether or not such Subsidiary is required to provide a Guaranty Agreement pursuant to paragraph (a) above, the Borrowers shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrowers and (ii) all of the data required to be set forth in Schedule 4.15 with respect to all Subsidiaries of the Borrowers; provided, such written notice shall be deemed to supplement Schedule 4.15 for all purposes hereof.

6.11 Compliance Program. Each of the Borrowers and their Subsidiaries shall (a) to the extent necessary, review and revise its policies and procedures to provide continuing compliance with all applicable Health Care Laws, (b) maintain appropriate programs and procedures for communicating such policies and procedures to all officers, directors and employees of the Borrowers and their Subsidiaries, (c) provide that all officers, directors and employees of the Borrowers and their Subsidiaries are able to report violations of any Health Care Laws, and (d) provide that such reported violations are adequately addressed and corrected as soon as practicable.

6.12 Condition of Participation in Third Party Payor Programs. To the extent applicable to the Borrowers and their Subsidiaries in the conduct of their business, each of the Borrowers and their Subsidiaries shall maintain its qualification for participation in, and payment under, Governmental Third Party Payor Programs and Private Third Party Payor Programs, that provide for payment or reimbursement for services, except to the extent such loss or relinquishment would not reasonably be expected to have a Material Adverse Effect. The Borrowers and their Subsidiaries shall promptly furnish or cause to be furnished to Administrative Agent and Lenders copies of all material reports and correspondence, if any, it sends or receives relating to any material loss or revocation (or material threatened loss or revocation) of any qualification described in this Section 6.12.

6.13 Payment of Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, pay all federal income taxes and all other Taxes (excluding such other Taxes with respect to which the failure to pay would not result in the loss, suspension, or impairment of any material Governmental Authorization, and otherwise would not reasonably be expected to have a Material Adverse Effect) imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay any such claims prior to such time would not result in a Material Adverse Effect; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than the Borrowers or any of their Subsidiaries).

6.14 [Reserved].

6.15 [Reserved].

6.16 Use of Proceeds. The proceeds of the Initial Term Loan shall be used for general corporate purposes of the Lead Borrower and its Subsidiaries, including the repayment of certain First Lien Loans under the First Lien Credit Agreement.

ARTICLE 7:

NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Total Leverage Ratio; First Lien Leverage Ratio.

(i) The Borrowers and their Subsidiaries will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than (A) 4.3125 to 1.0 for the Fiscal Quarter ending June 30, 2014 and for the Fiscal Quarter ending September 30, 2014, (B) 4.025 to 1.0 for the Fiscal Quarter ending December 31, 2014 and for the Fiscal Quarter ending March 31, 2015, (C) 3.7375 to 1.0 for the Fiscal Quarter ending June 30, 2015 and for the Fiscal Quarter ending September 30, 2015 and (D) 3.45 to 1.0 for each Fiscal Quarter ending thereafter.

(ii) The Borrowers and their Subsidiaries will not permit the First Lien Leverage Ratio as of the last day of any Fiscal Quarter to be greater than (A) 2.875 to 1.0 for the Fiscal Quarter ending June 30, 2014 and for the Fiscal Quarter ending September 30, 2014, (B) 2.5875 to 1.0 for the Fiscal Quarter ending December 31, 2014 and for the Fiscal Quarter ending March 31, 2015 and (C) 2.30 to 1.0 for each Fiscal Quarter ending thereafter.

(iii) With respect to any rolling four quarter period during which a Material Asset Sale, a Material Acquisition or, in the Lead Borrower’s discretion, any other Permitted Acquisition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the Total Leverage Ratio and the First Lien Leverage Ratio, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis (without duplication) giving effect to such Subject Transaction as if it had been consummated or incurred or repaid at the beginning of the relevant four quarter period. The determination of such pro forma Consolidated Adjusted EBITDA shall be further modified pursuant to Section 7.1(c)(i).

(b) Fixed Charge Coverage Ratio. The Borrowers and their Subsidiaries will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than (i) 0.96 to 1.0 for the Fiscal Quarter ending June 30, 2014 and for the Fiscal Quarter ending September 30, 2014, (ii) 1.0 to 1.0 for the Fiscal Quarter ending December 31, 2014, (iii) 1.04 to 1.0 for the Fiscal Quarter ending March 31, 2015 and for the Fiscal Quarter ending June 30, 2015 and (iv) 1.09 to 1.0 for each Fiscal Quarter ending thereafter.

(c) (i) For purposes of determining compliance with the financial covenants set forth in this Section 7.1, in the determination of Consolidated Adjusted EBITDA, the following items shall be added back to Consolidated Net Income for such four quarter period, to the extent deducted from revenues in the determination thereof and to the extent such items arise out of events which are directly attributable to a Subject Transaction, are factually supportable and are expected to have an immediate and a continuing impact: severance costs, retention costs, consultant expenses, closure of facilities, Legacy Costs and other similar restructuring and non-recurring charges incurred in connection with the Subject Transaction (such other restructuring and non-recurring charges not specifically listed in the preceding phrase to be subject to the approval of the Administrative Agent); provided, however, that Legacy Costs shall not exceed $5,000,000 during the term of the Loans.

(ii) With respect to any rolling four quarter period during which a Subject Transaction has occurred, for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDAR for such four quarter period shall be calculated, to the extent comprised of Consolidated Adjusted EBITDA, by computing Consolidated Adjusted EBITDA for such four quarter period in the manner set forth in Section 7.1(c)(i).

(iii) The failure of the Lead Borrower to include a Permitted Acquisition in the pro forma calculations permitted to this Section 7.1 for any four quarter period shall not preclude the Lead Borrower from including such Permitted Acquisition in the calculation for any other four quarter period including the quarter in which such Permitted Acquisition occurred.

(iv) The pro forma adjustments calculated pursuant to Section 7.1 shall be set forth and certified by a Responsible Officer.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer or permit to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrowers to each other or to any Subsidiary and of any Guarantor to the Borrowers or any other Subsidiary;

(c) Indebtedness of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(d) Guarantee Obligations incurred in the ordinary course of business by the Borrowers or any of their respective Subsidiaries of obligations of any Wholly-Owned Subsidiary Guarantor;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the Closing Date or (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not more favorable to the lenders than the terms and conditions provided by the lenders of the existing Indebtedness, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,750,000 at any one time outstanding;

(g) Indebtedness arising from a sale and leaseback of all or a portion of the Corporate Headquarters;

(h) additional Indebtedness of the Borrowers or any of their Subsidiaries in an unsecured aggregate principal amount (for the Borrowers and all Subsidiaries) not to exceed $23,000,000 at any one time outstanding, excluding Indebtedness permitted by clause (o) below;

(i) (i) Indebtedness of a Person that becomes a Subsidiary or Indebtedness incurred to finance assets of a Person that are acquired by the Borrowers or any of their Subsidiaries, in either case, as the result of a Permitted Acquisition in an aggregate amount not to exceed at any time $23,000,000; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired by the Borrowers or any of their Subsidiaries and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrowers or any of their Subsidiaries (other than by any such Person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in Section 7.2(f) or subclause (i) of this Section 7.2(i); provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k) Indebtedness in respect of earnouts in connection with Permitted Acquisitions;

(l) Indebtedness in respect of Specified Swap Agreements;

(m) other secured Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate amount not to exceed at any time $5,750,000 in addition to Indebtedness described in Schedule 7.2;

(n) Indebtedness in respect of the Lead Borrower’s non-qualified deferred compensation plan (as defined in § 409A(d)(1) of the Code and related regulations thereunder) to the extent the assets of such plan are reflected on the consolidated balance sheet of the Lead Borrower and its Subsidiaries;

(o) Indebtedness of any Subsidiary that is not a Guarantor to the Borrowers or Guarantors in an aggregate amount not to exceed at any time $46,000,000;

(p) the First Lien Obligations (including guarantees thereof), it being agreed the amount of First Lien Loans plus First Lien L/C Obligations shall not exceed $265,000,000 at any time outstanding; and

(q) unsecured Indebtedness of the Borrowers or any of their Subsidiaries owed to sellers in connection with Permitted Acquisitions in an aggregate principal amount not to exceed $23,000,000 at any time; provided that no such Indebtedness shall require the Borrowers or any of their Subsidiaries to comply with any financial covenants.

Notwithstanding anything in this Section 7.2 to the contrary, Subsidiaries that are non-Guarantors may not incur Indebtedness for borrowed money under this Section 7.2 (other than pursuant to clause (o) above) in an aggregate amount outstanding at any time in excess of $5,000,000.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP;

(b) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(d) any interest or title of a lessor under any lease entered into by the Borrowers or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3, securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(f) to finance the acquisition of property, provided that (i) such Liens shall be created or assumed substantially simultaneously with the acquisition of such property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other Intellectual Property rights granted by the Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrowers or such Subsidiary;

(l) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Article 8;

(m) Liens related to Indebtedness permitted under Section 7.2(m) not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $5,750,000 at any one time;

(n) Liens in favor of the Administrative Agent created by this Agreement and the Security and Pledge Agreement; and

(o) Liens securing the First Lien Obligations as permitted by the Intercreditor Agreement.

Notwithstanding anything in this Section 7.3 to the contrary, no Indebtedness for borrowed money shall be permitted to be secured under this Section 7.3 if after giving pro forma effect thereto the Secured Leverage Ratio exceeds 4.3125 to 1.00.

7.4 Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a) any Subsidiary of the Lead Borrower may be merged or consolidated with or into the Borrowers or any other Subsidiary of the Lead Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrowers or to a Guarantor; provided that, in the case of any merger or consolidation involving a Wholly-Owned Subsidiary, the Person formed by such merger or consolidation shall be a Wholly-Owned Subsidiary of the Borrowers; provided, further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(b) sales or other Dispositions of assets that do not constitute Asset Sales;

(c) (i) Asset Sales pending as of the Closing Date and described on Schedule 7.4 and (ii) other Asset Sales not permitted by any other clause of this Section 7.4 made after the Closing Date, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) when aggregated with the proceeds of all other Asset Sales made pursuant to this clause (ii) after the Closing Date and prior to the date of determination, are less than $34,500,000; provided, in the case of Asset Sales made pursuant to this clause (ii), (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (if the value is greater than $5,000,000, as determined in good faith by the Board of Directors of the Lead Borrower) and (B) no less than 70% of such consideration shall be paid in cash or in Cash Equivalents;

(d) disposals of obsolete, worn out or surplus property;

(e) (i) Permitted Acquisitions, the consideration for which may be in any amount, so long as at the time of such Permitted Acquisition and after giving pro forma effect thereto (including any Indebtedness incurred in connection therewith), (A) the Total Leverage Ratio is less than 2.75 to 1.0 and (B) no Default or Event of Default shall have occurred and be continuing and (ii) Permitted Acquisitions for an aggregate consideration of up to $23,000,000 in any Fiscal Year if, at the time of such Permitted Acquisition and after giving pro forma effect thereto (including any Indebtedness incurred in connection therewith), (A) the Total Leverage Ratio is equal to or greater than 2.75 to 1.0 and (B) no Default or Event of Default shall have occurred and be continuing;

(f) Investments made in accordance with Section 7.7;

(g) (i) Asset Sales by the Borrowers or Guarantors to any of their Subsidiaries that are not Guarantors or to any Person in which the Borrowers or one or more Wholly-Owned Subsidiaries of the Borrowers own or will own upon consummation of the Asset Sale 50% of the Capital Stock of such Person and (ii) Dispositions of no more than 50% of the Capital Stock of a Wholly-Owned Subsidiary that is not a Guarantor to any Person; provided (A) the consideration received for such assets or Dispositions in the case of the foregoing clauses (i) and (ii), as applicable, shall be in an amount at least equal to the fair market value thereof (if the value is greater than $5,000,000, as determined in good faith by the Board of Directors of the Lead Borrower) and (B) the aggregate fair market value of the assets sold or otherwise disposed of pursuant to this Section 7.4(g) from and after November 11, 2013 shall not exceed $11,500,000 during the term of this Agreement;

(h) Asset Sales among the Loan Parties; and

(i) Asset Sales among Subsidiaries of the Borrowers that are not Guarantors.

(j) the sale and leaseback of the Corporate Headquarters in accordance with Section 7.9.

7.5 Clauses Restricting Subsidiary Distributions. Except as provided herein, in any other Loan Document, in the First Lien Loan Documents or pursuant to the organizational documents of any Subsidiary that is not a Wholly-Owned Subsidiary, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Lead Borrower to:

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Lead Borrower or any other Subsidiary of the Lead Borrower; or

(b) repay or prepay any Indebtedness owed by such Subsidiary to the Lead Borrower or any other Subsidiary of the Lead Borrower.

7.6 Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a) the Lead Borrower may make Restricted Payments in an aggregate amount during the term hereof not to exceed at the time of such Restricted Payment, (i) 50% of Consolidated Net Income for each Fiscal Quarter ending on or after March 31, 2014, to the extent positive, minus (ii) 100% of Consolidated Net Income for each Fiscal Quarter ending on or after March 31, 2014, to the extent negative; provided, immediately prior to, and after giving pro forma effect to such Restricted Payment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Total Leverage Ratio is less than 2.50 to 1.0 and (C) Liquidity is greater than or equal to $50,000,000; and

(b) (i) any Subsidiary may make Restricted Payments to its direct parent to the extent its parent is a Borrower or any of their Subsidiaries and (ii) any such Subsidiary that is not a Wholly-Owned Subsidiary may make distributions to Persons that are not Loan Parties, pro rata to such Persons’ ownership of such Subsidiary and concurrently with the making of distributions to the Loan Parties.

7.7 Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(a) Cash Equivalents;

(b) (i) equity Investments owned as of the Closing Date in any Wholly-Owned Subsidiary of the Borrowers, and (ii) Investments made after the Closing Date in Wholly-Owned Subsidiary Guarantors;

(c) (i) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrowers or any of their Subsidiaries;

(d) intercompany Indebtedness to the extent permitted under Section 7.2(b), (c) and (o);

(e) Guarantee Obligations to the extent permitted under Section 7.2(d);

(f) Consolidated Capital Expenditures in an amount not to exceed $40,250,000 in the Fiscal Year ending December 31, 2014 and in any Fiscal Year ending thereafter;

(g) Investments in assets useful in the business of the Borrowers and their Subsidiaries made by the Borrowers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(h) loans and advances to employees of the Borrowers or any of their Subsidiaries made in the ordinary course of business in compliance with applicable Requirements of Law (including Section 402 of the Sarbanes-Oxley Act) in an aggregate principal amount not to exceed at any time $1,150,000;

(i) Investments made in connection with Permitted Acquisitions and Asset Sales, in each case, permitted pursuant to Section 7.4; and

(j) (i) equity Investments owned as of the Closing Date in Persons that are not Wholly-Owned Subsidiaries of the Borrowers, as described on Schedule 7.7, and (ii) other Investments not permitted by any other clause of this Section 7.7 made after November 11, 2013 in Persons that are not Wholly-Owned Subsidiary Guarantors in an aggregate amount under this clause (ii) not to exceed at any time $34,500,000, net of amounts realized in respect of such Investments upon the sale, collection or return of capital (not to exceed the original amount invested).

7.8 Transactions with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Lead Borrower or of any such Subsidiary, unless such transaction (a) has been disclosed in writing to the Administrative Agent, which notice shall contain a reference to this Section 7.8, and (b) is on terms that are no less favorable to the Lead Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided the foregoing restriction shall not apply to transactions existing as of the Closing Date and described on Schedule 7.8.

7.9 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member. Notwithstanding the foregoing, the Borrowers may enter into a sale and leaseback of the Corporate Headquarters so long as (i) 100% of the consideration for such sale shall be paid in cash or Cash Equivalents and (ii) the Net Cash Proceeds therefrom are applied in accordance with Section 2.11.

7.10 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrowers or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrowers or any Subsidiary.

7.11 Changes in Fiscal Periods. No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31. Any Subsidiary shall be permitted to change its Fiscal Year to that of the Lead Borrower.

7.12 Negative Pledge Clauses. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (c) the Loan Documents and First Lien Loan Documents, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

7.13 Lines of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged or proposed to be engaged in (provided such proposal is in writing and disclosed to the Lenders) by such Loan Party on the Closing Date and similar or related businesses and (b) such other lines of business as may be consented to by Required Lenders.

7.14 No Foreign Subsidiaries or Certain Other Subsidiaries. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, acquire or otherwise own directly or indirectly:

(a) any Foreign Subsidiary; and

(b) from and after the Closing Date and except with respect to the Specified Entities and Immaterial Subsidiaries, any Subsidiary that is not a Wholly-Owned Subsidiary with respect to which the Borrowers have not obtained consents to the following actions from all of the owners of Capital Stock therein: (i) to pledge the Capital Stock of such Subsidiary owned by the Borrowers or any of their Subsidiaries to secure the Obligations and (ii) to admit the Administrative Agent or its designee as a substitute member or partner, as the case may be, following any foreclosure on such Capital Stock.

7.15 Specified Entities. The Borrowers shall not permit the aggregate Net Revenues of the Specified Entities to exceed 5.75% of the consolidated Net Revenues of the Lead Borrower (excluding any contribution to Net Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries).

7.16 Covenant Regarding First Lien Collateral.

Neither the Borrowers nor any other Loan Party shall grant a Lien in favor of the First Lien Agent or otherwise securing the First Lien Obligations on any of its assets if those same assets are not subject to, and do not become subject to, a Lien securing the Obligations.

ARTICLE 8:

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Co-Borrower and Lead Borrower only), Sections 6.7(a), 6.10(b), 6.16, 7.1, 7.4, 7.5, 7.6, 7.7, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15 and 7.16 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of ten Business Days after the earlier of (i) notice to the Borrower from the Administrative Agent or the Required Lenders or (ii) a Responsible Officer becoming aware of such default; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $11,500,000; (provided that, if (and only so long as) all such failures to pay are in the nature of a setoff against purchase price adjustments or indemnities, in each case arising from seller financing permitted pursuant to this Agreement in connection with Permitted Acquisitions, then such $11,500,000 threshold amount shall be deemed to be $23,000,000); or

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or Insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has had or would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $11,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or the Intercreditor Agreement ceases to be in full force and effect (other than from the satisfaction in full of the Obligations (or First Lien Obligations, as applicable) in accordance with the terms hereof) or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(j) a Change of Control shall occur; or

(k) the Borrowers or any of their Subsidiaries fail to (i) comply, in any material respect, with any Health Care Law or (ii) maintain any material Governmental Authorization, material accreditation or material Government Third Party Payor Program provider agreement, and, in each case, such failure will cause a Material Adverse Effect; or

(l) [Reserved]; or

(m) any Lien created by the Security and Pledge Agreement shall at any time fail to constitute a valid and (to the extent required by the Security and Pledge Agreement or as otherwise permitted under this Agreement) perfected Lien on any material portion of the collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Loan Party shall so assert in writing, in each case other than as a result of action or inaction of the Administrative Agent or any Lender; or

(n) a default, event of default or similar event, however so defined under the terms thereof, shall occur under the settlement agreement between the Lead Borrower and the relevant Governmental Authority in respect of the U.S. Department of Justice Civil Investigative Demand Pursuant to False Claims Act and Stark Law Matters;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) above with respect to the Borrowers, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

ARTICLE 9:

THE AGENT

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non- appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.6. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or refusing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed in writing by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Agent in Its Individual Capacity. Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, if any, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

9.8 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other

Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 9 and of Section 10.5 shall continue to inure to its benefit.

9.9 Agreement Regarding Collateral. Agent and each Lender each hereby appoints each other Lender as agent for the purpose of perfecting Liens (for the benefit of Agent and each of the Lenders) in any Collateral that, in accordance with applicable law, can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

ARTICLE 10:

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any portion of or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any

Lender under this Section 10.1 or otherwise amend this Section 10.1 in any manner adverse to any Lender without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Guarantors from their obligations under the Guaranty Agreement, release all or a material portion of any Collateral, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Required Lenders; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; or (vi) amend, modify or waive any provision of Article 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no such amendment, waiver or consent shall increase or extend the Commitment of such Defaulting Lender, forgive any portion of or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loans or reduce the stated amount of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)), in each case, without the consent of such Defaulting Lender.

10.2 Notices. Except in the case of notices and other communications expressly permitted by telephone (and except as provided below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or email with delivery confirmation), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier service, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or other electronic notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified (pursuant to the procedures set forth in this Section 10.2) by the respective parties hereto:

Borrowers:

Amedisys, Inc.

Amedisys Holding, L.L.C.

5959 South Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

Attention: Chief Financial Officer

Telephone: (225) 292-2031

Telecopy: (225) 292-8163

Email: dale.redman@amedisys.com

and:

Amedisys, Inc.

Amedisys Holding, L.L.C.

5959 South Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

Attention: Director, Treasury/Finance

Telephone: (225) 299-3665

Telecopy: (225) 295-9653

Email: david.castille@amedisys.com

with a copy to:

Kantrow Spaht Weaver & Blitzer (APLC)

P. O. Box 2997

Baton Rouge, Louisiana 70821-2997

Attention: Diane L. Crochet

Telephone: (225) 383-4703

Telecopy: (225) 343-0630

Email: diane@kswb.com

Administrative Agent:

Cortland Capital Market Services LLC

225 West Washington Street, Suite 2100

Chicago, Illinois 60606

Attention: Aslam Azeem and Legal Department

Telecopy: (312) 371-0751

Email: aslam.azeem@cortlandglobal.com and

legal@cortlandglobal.com

with a copy to:

Holland & Knight LLP

131 S. Dearborn Street, 30th Floor

Chicago, Illinois 60603

Attention: Joshua M. Spencer

Telephone: (312) 715-5709

Telecopy: (312) 578-6666

Email: joshua.spencer@hklaw.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, in its discretion, or the Borrowers, in their discretion, may agree to accept notices and other communications to it or them, as the case may be, hereunder by electronic communications pursuant to procedures approved by it or them, as the case may be; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Each of the Borrowers, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, the Administrative Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modification or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Arranger, the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Arranger, the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursement of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property operated by the Borrowers or any of their Subsidiaries, or any Environmental Claim related in any way to the Borrowers or any of their Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are found by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to any Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Arranger, the Administrative Agent (or any sub-agent thereof) or any Related Party of the foregoing, each Lender severally agrees to pay to the Arranger, the Administrative Agent (or such sub-agent) or such Related Party, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Aggregate Exposure Percentage of the Aggregate Exposures at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arranger or the Administrative Agent (or any such sub-agent) in their capacity as such, or against any Related Party of any of the foregoing acting for the Arranger or the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.

(f) Survival. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, of:

(A) the Borrowers, provided that (1) no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and (2) the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $300,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (other than as waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective Securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(D) no assignment shall be made to (1) a natural Person, (2) the Lead Borrower or any of its Affiliates or Subsidiaries or (3) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3).

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.17(d), 3.4, 10.5(c) or 10.7(a), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to any Person (other than any Person described in paragraph (b)(ii)(D) of this Section) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(g) (it being understood that the documentation required under Section 2.19(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.21 and 2.22 as if it were an Assignee and (B) shall not be entitled to receive any greater payment under Section 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurred after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United Stated Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

10.7 Adjustments; Setoff.

(a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrowers (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction Waivers. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. Each of the Borrowers hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to either of the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) and agrees to take any action requested by the Borrowers having the effect of releasing any Guarantee Obligations and/or any Collateral (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) under the circumstances described in paragraph (b) below or (iii) to the extent required by the terms of the Intercreditor Agreement.

(b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.15 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.16 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their Related Parties or their respective Securities and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their Related

Parties or their respective Securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material nonpublic information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.17 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18 USA Patriot Act Notice. Each Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, restated, modified, supplemented or replaced, the “USA Patriot Act”), and hereby notifies the Borrowers that it is required to obtain, verify and record information that identifies the Borrowers and their Subsidiaries, which information includes the name and address of the Borrowers and such Subsidiaries and other information that will allow such Lender to identify the Borrowers and their Subsidiaries in accordance with the USA Patriot Act.

10.19 Intercreditor Agreement. Each Lender hereby (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no action contrary to the provisions of the Intercreditor Agreement to the extent then in effect and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement (including any modifications thereof necessary to permit any Permitted Refinancing) on behalf of and without any further action by such Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMEDISYS, INC., as Lead Borrower

By:	/s/ Ronald A. LaBorde
Name:	Ronald A. LaBorde
Title:	President and Interim Chief Executive Officer

AMEDISYS HOLDING, L.L.C., as Co-Borrower

By:	/s/ Ronald A. LaBorde
Name:	Ronald A. LaBorde
Title:	President

[Signature Page to Second Lien Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

CORTLAND CAPITAL MARKET LLC, as Administrative Agent

By:	/s/ Emily Ergang Pappas
Name:	Emily Ergang Pappas
Title:	Associate Counsel

[Signature Page to Second Lien Credit Agreement]

KKR CORPORATE LENDING LLC,
as a Lender

By:	/s/ Jeffrey Rowbottom
Name:	Jeffrey Rowbottom
Title:	Authorized Signatory

[Signature Page to Second Lien Credit Agreement]